Exhibit 99.1


    Revised Deadline for Certificateholder Election Related to Termination
           of Corporate Backed Trust Certificates, Verizon New York
                     Debenture-Backed Series 2004-5 Trust


NEWS RELEASE-- IMMEDIATE

     New York, New York - May 21, 2004: On May 7, 2004, Corporate Backed Trust Certificates, Verizon New York Debenture-Backed Series 2004-5 Trust, which was established by Lehman ABS Corporation, announced that it must be terminated under the terms of its trust agreement. As a consequence, the sole assets of the trust, $25,000,000 principal amount of 7 3/8% Debentures, Series B, due 2032 issued by Verizon New York Inc., will be liquidated.

     The registered holders of the certificates (CUSIP Number 21988K867; NYSE Listing JZB) can elect to either receive their share of the proceeds of such liquidation or a portion of the underlying Verizon New York debentures. The deadline for certificateholders to elect to receive a pro rata portion of the underlying Verizon New York debentures of the trust in lieu of any liquidation proceeds owed under the trust agreement has been extended to 3:00 p.m. (New York City Time), June 8, 2004. Any prior election may be withdrawn and a new election made by the June 8, 2004 deadline.

     If the certificateholders do not exercise their rights described above, the underlying Verizon New York debentures held by the trust will be liquidated and the proceeds will be distributed to certificateholders in accordance with the terms of the trust agreement. Sale procedures to liquidate the underlying Verizon New York debentures are expected to begin June 9, 2004 and finish by 2 p.m. (New York City Time), June 11, 2004. The certificateholders will receive a distribution related to such liquidation shortly thereafter.












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             Contact:
U.S. Bank Trust National Association         David Kolibachuk, Corporate Trust Services, 212-361-2459



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